CUSIP No. 285324109	Page 1 of 17 Pages

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G
 Under the Securities Exchange Act of 1934

(Amendment No. 1)

Electroglas, Inc.
 (Name of Issuer)

Common Stock
 (Title of Class of Securities)

285324109
 (CUSIP Number)

December 31, 2008
 (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ]    Rule 13d-1(b)

[     ]    Rule 13d-1(c)

[     ]    Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 285324109	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Investment Partners, L.P. Tax I.D.#:13-4100882
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 285324109	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Double Alpha Fund, L.P. Tax I.D. #:90-0153134
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 285324109	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Double Alpha Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 285324109	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sidus Investment Management, LLC 13-4099498
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 285324109	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alfred V. Tobia, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 285324109	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael J. Barone
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ X ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 163,710
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 163,710
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0.62%
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.62%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 285324109	Page 8 of 17 Pages

ITEM 1.	(a).	Name of Issuer: Electroglas, Inc.

	(b).	Address of Issuer's Principal Executive Offices:
5729 Fontanoso Way
San Jose, California 95138

ITEM 2.	(a).	Name of Persons Filing:

This Amendment No. 1 is being filed jointly by (i) Sidus Investment Partners, L.P., a Delaware limited partnership ("Sidus Partners"); (ii) Sidus Double Alpha Fund, L.P., a Delaware limited partnership ("Sidus Double Alpha"); (iii) Sidus Double Alpha Fund Ltd., a Cayman Islands exempted company ("Sidus Double Alpha Offshore"); (iv) Sidus Investment Management, LLC, a Delaware limited liability company, which serves as investment manager to Sidus Partners, Sidus Double Alpha, and Sidus Double Alpha Offshore; (v) Messrs. Alfred V. Tobia. Jr. and (vi) Michael J. Barone, who serve as the managing members of the Manager. Sidus Partners, Sidus Double Alpha, Sidus Double Alpha Offshore, the Manager, and Messrs. Tobia and Barone are sometimes also referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons".

(b).	Address of Principal Business Office for Each of the Above:

(i) Sidus Investment Partners, L.P. -- The address of Sidus Partners' principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(ii) Sidus Double Alpha Fund, L.P. -- The address of Sidus Double Alpha's principal office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(iii) Sidus Double Alpha Fund Ltd. -- The address of Sidus Double Alpha Offshore's principal office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(iv) Sidus Investment Management, LLC -- The address of the Manager's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(v) Alfred V. Tobia, Jr. -- Mr. Alfred V. Tobia, Jr.'s principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

(vi) Michael J. Barone -- Mr. Michael J. Barone's principal business office is 767 Third Avenue, 15th Floor, New York, New York, 10017.

CUSIP No. 285324109	Page 9 of 17 Pages

(c).	Citizenship or Place of Organization:

Sidus Partners, Sidus Double Alpha and the Manager are organized under the laws of the State of Delaware. Sidus Double Alpha Offshore is an exempted company incorporated under the laws of the Cayman Islands. Messrs. Tobia and Barone are citizens of the United States.

	(d).	Title of Class of Securities: Common Stock

	(e).	CUSIP Number: 285324109

ITEM 3.	If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	[ ] Broker or dealer registered under Section 15 of the Exchange Act;
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act;
	(e)	[X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
	(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
	(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
	(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.	Ownership.

	(a).	Amount beneficially owned:

(i)	Sidus Investment Partners, L.P.	163,710

(ii)	Sidus Double Alpha Fund, L.P.	163,710

(iii)	Sidus Double Alpha Fund Ltd.	163,710

(iv)	Sidus Investment Management, LLC [1]	163,710

[1]	Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 285324109	Page 10 of 17 Pages

(v)	Alfred V. Tobia, Jr. [2]	163,710

(vi)	Michael J. Barone [3]	163,710

(b).	Percentage of class:

	(i)	Sidus Investment Partners, L.P.	0.62%

	(ii)	Sidus Double Alpha Fund, L.P.	0.62%

	(iii)	Sidus Double Alpha Fund Ltd.	0.62%

	(iv)	Sidus Investment Management, LLC[4]	0.62%

	(v)	Alfred V. Tobia, Jr.	0.62%

	(vi)	Michael J. Barone	0.62%

[2]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[3]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[4]	Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 285324109	Page 11 of 17 Pages

(c).	Number of shares as to which such person has:

(1)	Sole power to vote or to direct the vote:

	(i)	Sidus Investment Partners, L.P.	0

	(ii)	Sidus Double Alpha Fund, L.P.	0

	(iii)	Sidus Double Alpha Fund Ltd.	0

	(iv)	Sidus Investment Management, LLC [7]	0

	(v)	Alfred V. Tobia, Jr. [8]	0

	(vi)	Michael J. Barone [9]	0

(2)	Shared power to vote or to direct the vote:

	(i)	Sidus Investment Partners, L.P.	163,710

	(ii)	Sidus Double Alpha Fund, L.P.	163,710

	(iii)	Sidus Double Alpha Fund Ltd.	163,710

	(iv)	Sidus Investment Management, LLC	163,710

	(v)	Alfred V. Tobia, Jr.	163,710

	(vi)	Michael J. Barone	163,710

[7]	Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[8]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[9]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 285324109	Page 12 of 17 Pages

(3)	Sole power to dispose or to direct the disposition of:

	(i)	Sidus Investment Partners, L.P.	0

	(ii)	Sidus Investment Management, LLC [10]	0

	(iii)	Alfred V. Tobia, Jr. [11]	0

	(iv)	Michael J. Barone [12]	0

(4)	Shared power to dispose or to direct the disposition of:

	(i)	Sidus Investment Partners, L.P.	163,710

	(ii)	Sidus Double Alpha Fund, L.P.	163,710

	(iii)	Sidus Double Alpha Fund Ltd.	163,710

	(iv)	Sidus Investment Management, LLC	163,710

	(v)	Alfred V. Tobia, Jr.	163,710

	(vi)	Michael J. Barone	163,710

[10]	Sidus Investment Management, LLC is the investment manager of Sidus Investment Partners, L.P., Sidus Double Alpha Fund, L.P. and Sidus Double Alpha Fund Ltd., subject to the overall control of the managing members, Alfred V. Tobia, Jr. and Michael J. Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[11]	Alfred V. Tobia, Jr. is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

[12]	Michael J. Barone is a managing member of Sidus Investment Management, LLC, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

CUSIP No. 285324109	Page 13 of 17 Pages

ITEM 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

ITEM 7.	Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

ITEM 8.	Identification and Classification of Members of the Group:

See Item 2.

ITEM 9.	Notice of Dissolution of Group:

Not Applicable.

ITEM 10.	Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIDUS INVESTMENT PARTNERS, L.P.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND, L.P.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND LTD.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

CUSIP No. 285324109	Page 15 of 17 Pages

SIDUS INVESTMENT MANAGEMENT, LLC

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member

ALFRED V. TOBIA, JR.

	By:	/s/ Alfred V. Tobia, Jr.

MICHAEL J. BARONE

Date: January 28, 2009	By:	/s/ Michael J. Barone

CUSIP No. 285324109	Page 16 of 17 Pages

EXHIBIT 1 -- AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 28th day of January, 2009.

SIDUS INVESTMENT PARTNERS, L.P.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND, L.P.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

SIDUS DOUBLE ALPHA FUND LTD.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member of Sidus Investment Management, LLC, the investment manager

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member of Sidus Investment Management, LLC, the investment manager

CUSIP No. 285324109	Page 17 of 17 Pages

SIDUS INVESTMENT MANAGEMENT, LLC

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.
Alfred V. Tobia, Jr., managing member

	By:	/s/ Michael J. Barone
Michael J. Barone, managing member

ALFRED V. TOBIA, JR.

Date: January 28, 2009	By:	/s/ Alfred V. Tobia, Jr.

MICHAEL J. BARONE

Date: January 28, 2009	By:	/s/ Michael J. Barone